Exhibit 99 — Press Release
NEWS RELEASE
CVF TECHNOLOGIES CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER 2005
WILLIAMSVILLE, N.Y., November 14, 2005-CVF Technologies Corporation (OTC Bulletin Board: CNVT) today reported results for the third quarter of 2005. Net income of $137,600 or $0.01 income per share, was reported for the first nine months of 2005 compared to a net loss of $609,200 or ($0.05) loss per share, for the first nine months 2004. The profitability of CVF during the period was due primarily to the sale of some of its holdings in Biorem. CVF’s business model generates profitability as its holdings increase in value and CVF decides to realize on some of its profits. Also, as its holdings become more profitable CVF may receive income through dividend payments.
When CVF no longer consolidates a key holding such as Biorem, then the revenue growth of CVF will no longer be evident in its consolidated figures, but can be found in the footnotes to its financials and its 10-QSB.
Net loss for the third quarter of 2005 decreased by 50% or $87,200 to $86,100 or ($0.01) loss per share, compared to a net loss of $173,300 or ($0.01) loss per share for the third quarter of 2004.
Since CVF no longer consolidates Biorem’s and SRE’s revenue, CVF’s revenue for the nine months ended September 30, 2005 was $340,900 compared to revenues of $7,027,400 for the prior year’s period.
As a result of Biorem going public on January 21, 2005 CVF’s 28% ownership position in Biorem is valued at approximately $6.9 million (US) or $0.50 value per CVF common share, as of November 11, 2005. CVF can best be valued by looking at growth prospects for its portfolio companies and the resultant increase in the value of its holdings, as has been demonstrated with Biorem. CVF is examining a number of options as to how it can pass this increased value on to its shareholders as it is not currently being reflected in its share price.
RECENT ACHIEVEMENTS OF PORTFOLIO COMPANIES
Biorem — (28% owned by CVF) Biorem’s revenue for the nine months ended September 30, 2005 was $7,364,800 (Cdn) with a net profit of $251,800 (Cdn). New orders of $2,200,000 (Cdn) were booked for the third quarter 2005 increasing Biorem’s backlog to $9,500,000 (Cdn). These bookings and increased backlog numbers are indicative of Biorem’s excellent growth prospects in the coming months as these bookings and backlogs become recognized as revenue.
Commenting on the third quarter revenue increase of 9%, Brian Herner, Biorem President & CEO said, “Revenues continue to grow, quarter over quarter, and we are beginning to close the gap over the prior year. 2004 revenue benefited from a single, large industrial order of $3.7 million (Cdn), which was not repeated in 2005. This business has been replaced with increasing orders for municipal applications. Our order backlog has built well this year and will positively impact our revenue growth going forward.”
Further commenting on the third quarter results Brian Herner, Biorem President & CEO said, “While somewhat slower than anticipated, the market growth for our products is beginning to accelerate in the US and Internationally. Orders have been received from Israel and Jordan in Q3 and the acquisition of Biocube brings us stronger International presence. New staff has been added to develop the market in China and additional sales and marketing resources are planned for the North American market. With a solid backlog, additional sales resources and improved market accessibility, I am confident that accelerated revenue growth will follow.”
On July 1, 2005 Biorem purchased the business and assets of Biocube LLC, Victor, NY through a new wholly owned US subsidiary, BIOREM Environmental Inc. Biocube manufactures a unique line of modular biofilters for odor control in the small to intermediate airflow range and has more than 300 systems installed worldwide. Biocube sales during the calendar year ended 2004 were $3,000,000.
Ecoval Corp — (85% owned by CVF) Ecoval’s licensing agreement with Scotts is continuing to develop as Ecoval’s herbicide is now available in every major chain in Canada, including both Walmart & Home Depot, for the first time. Scott’s is planning to make the herbicide a key part of their environmentally friendly product line in 2006 in Canada as a result of the strong acceptance it received in its test year of 2005. Ecoval is also negotiating with other distributors for the professional and governmental markets in the US and Canada.
What is particularly relevant for Ecoval is the trend of municipalities in Canada and the U.S banning the use of chemical pesticides, while exempting Ecoval’s natural products. We expect this trend to manifest in a significant increase in Ecoval’s sales for 2006 and beyond.
GemprintTM — (65% owned by CVF) Gemprint is continuing to work on the implementation of its distribution agreement with The Laksmi Group in India (one of the largest wholesalers and manufacturers of diamond jewelry products in India). Gemprint is also continuing to negotiate similar agreements with major North American diamond distributors. Gemprint is also in the process of setting up a sales & marketing office in New York and has hired an individual to head up its US presence.
Gemprint’s identification technology may also benefit from Homeland Security regulations in the U.S. concerning the flow of illegal diamonds funding terrorist organizations as well as civil wars in Africa.
CVF Technologies Corporation is headquartered in Williamsville, New York. CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public technology companies with significant market potential. Founded in 1989, CVF’s holdings include four private companies involved primarily in environmental products and services.
Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF’s subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company’s subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the Company’s accounting policies; the effect of trade restrictions and other risks detailed in the company’s Statement on Form 10-SB/A filed with the U.S. Securities and Exchange Commission and any subsequent filings with the Commission.
For more information please contact: www.cvfcorp.com

CVF Technologies Corporation	CVF Technologies Corporation
Robert L. Miller	Jeffrey Dreben
Chief Financial Officer	President & CEO
(716) 565-4711	(716) 565-4711